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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-223639

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Euro Medium-Term Notes Due Nine Months or More from Date of Issue	$8,000,000,000	$969,600

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933. The maximum aggregate offering price is calculated using an exchange rate of €1.00 = U.S.$1.1185, the spot rate as reflected on Bloomberg at noon on March 7, 2019.

(2)
The registration fee for these offerings has been previously paid in the amount of $969,600 with respect to the Prospectus Supplement filed under Rule 424(b)(3) on March 14, 2019, in connection with the offering of up to $8,000,000,000 (or the equivalent in other currencies) of Medium-Term Notes Due Nine Months or More from Date of Issue — Series B which offering amount will decrease to the extent of sales pursuant to this Prospectus Supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 14, 2018)

€7,152,436,298

Ford Motor Credit Company LLC

Euro Medium-Term Notes
Due Nine Months or More from Date of Issue

         Ford Motor Credit Company LLC, subject to compliance with all relevant laws, regulations and directives, may offer from time to time our Euro Medium-Term Notes (the "Notes") in an aggregate principal amount not to exceed €7,152,436,298 (or its equivalent in other currencies) (the "EMTN Program") with various terms, which amount will decrease to the extent we sell our Medium-Term Notes, Due Nine Months or More from Date of Issue — Series B, that are described in our prospectus supplement, dated March 14, 2019, as amended and supplemented from time to time. We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement or term sheet. The €7,152,436,298 reflected in this prospectus supplement is in addition to the €8,693,410,000 previously registered under Ford Credit's Euro Medium-Term Notes Due Nine Months or More from the Date of Issue program, resulting in a current cumulative program limit of €14,900,966,003.

         Investing in the Notes involves certain risks. See "Risk Factors" on page S-4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the attached prospectus or any pricing supplement or term sheet is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Agents' Discounts and Commissions		Proceeds to Ford Motor Credit Company
Per Note	100.00%	(1)	0.05% - 0.875%	(2)	99.95% - 99.125%	(2)

(1)
Unless the pricing supplement provides otherwise, we will issue the Notes at 100% of their principal amount.

(2)
Unless the pricing supplement provides otherwise, we will pay an agent a discount or commission ranging from 0.05% - 0.875% and the proceeds to us will be 99.95% - 99.125% of the principal amount of the Notes offered.

         We currently intend to apply to list the Notes issued under the EMTN Program on the New York Stock Exchange. The EMTN Program provides that Notes may be listed or admitted to trading, as the case may be, on such further or other stock exchanges or markets as we and the relevant agents(s) (as defined below) may agree as specified in the applicable pricing supplement (as defined herein), subject to compliance with all applicable laws and the rules of such stock exchange. The applicable pricing supplement or term sheet will specify whether the Notes are to be listed or will be unlisted Notes.

         THIS DOCUMENT DOES NOT CONSTITUTE A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED HEREIN).

         We expect that delivery of the Notes will be made to agents in book-entry form only through the facilities of Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking S.A. ("Clearstream").

         We are offering the Notes on a continuing basis through the agents listed below. These agents are not required to sell any specific number or euro amount of the Notes but will use their reasonable best efforts to sell the Notes offered. We may also appoint additional agents. We may also sell Notes to the agents listed below or others, as principal, for resale to investors and other purchasers. In this prospectus supplement, persons who purchase Notes from us as agent or as principal for resale are referred to as "agents". We may also sell Notes without the assistance of an agent.

Lead Arranger
Goldman Sachs International

Agents

ANZ Barclays  BB Securities  BNP PARIBAS  BofA Merrill Lynch  Bradesco BBI  Citigroup  Commerzbank
Crédit Agricole CIB     Credit Suisse     Deutsche Bank     HSBC     J.P. Morgan
Lloyds Bank Corporate Markets Mizuho Securities  Morgan Stanley  NatWest Markets  RBC Capital Markets
SMBC Nikko     Société Générale Corporate & Investment Banking     UniCredit Bank

The date of this prospectus supplement is March 14, 2019.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any related free writing prospectus required to be filed with the United States Securities and Exchange Commission ("SEC"). We have not, and the Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any such free writing prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since this date.

        References in this prospectus supplement to "Ford Credit", the "Issuer", "we", "us" or "our" are to Ford Motor Credit Company LLC.

MIFID II product governance / Professional investors and ECPs only target market

        Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the Euro Medium-Term Notes has led to the conclusion that: (i) the target market for the Euro Medium-Term Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended or superseded, "MiFID II"); and (ii) all channels for distribution of the Euro Medium-Term Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Euro Medium-Term Notes (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Euro Medium-Term Notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

        IN CONNECTION WITH THE OFFERING OF ANY NOTES, THE PERSON(S) (IF ANY) NAMED AS THE STABILIZING MANAGER(S) IN THE APPLICABLE PRICING SUPPLEMENT AND/OR FINAL TERMS (THE "STABILIZING MANAGER(S)") (OR PERSONS ACTING ON THEIR BEHALF) MAY OVER-ALLOT SECURITIES (PROVIDED THAT, IN THE CASE OF ANY TRANCHE OF NOTES TO BE ADMITTED TO TRADING ON A TRADING VENUE AS DEFINED IN REGULATION (EU) NO 596/2014 , THE AGGREGATE PRINCIPAL AMOUNT OF NOTES ALLOTTED DOES NOT EXCEED 105 PER CENT. OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES SUBJECT TO THE RELEVANT TRANCHE) OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION ACTION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE OF COMMENCEMENT OF TRADING OF THE NOTES AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH FORD CREDIT RECEIVED THE PROCEEDS OF THE ISSUE, OR NO LATER THAN 60 DAYS AFTER THE DATE OF ALLOTMENT OF THE RELEVANT NOTES, WHICHEVER IS THE EARLIER. ANY STABILIZATION ACTION OR OVER ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZING MANAGER(S) (OR PERSONS ACTING ON THEIR BEHALF) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES AND WILL BE UNDERTAKEN AT THE OFFICES OF THE STABILIZING MANAGER(S) (OR PERSONS ACTING ON THEIR BEHALF) AND ON ANY RELEVANT TRADING VENUE AS DEFINED IN REGULATION (EU) NO 596/2014.

        In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to "dollars", "U.S. dollars", "$" and "U.S. $" are to United States dollars, references to "Sterling" or "£" are to pounds sterling, references to "€" and "euro" are to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on the European Union.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in "Item 1A — Risk Factors" and "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Annual Report on Form 10-K") which is incorporated herein by reference.

        We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

RISK FACTORS

        Before purchasing any Notes, you should read carefully this prospectus supplement, the attached prospectus and the documents incorporated by reference herein, including risk factors discussions in Ford Credit's 2018 Annual Report on Form 10-K for risk factors regarding Ford Credit and Ford Motor Company.

        In addition, your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a currency other than U.S. dollars or because the return on the Notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. The Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Before investing in the Notes, you should consider carefully, among other factors, the matters described below.

        Regulatory Restrictions.    Investors whose investment activities are subject to investment laws and regulations or to review or regulation by certain authorities may be subject to restrictions on investments in certain types of debt securities. Investors should review and consider such restrictions prior to investing in the Notes.

        Notes may be issued at a substantial discount or premium.    Notes may be issued at a substantial discount or premium from their principal amount. The market value of such Notes may fluctuate to a greater extent in relation to general changes in interest rates than do market values for conventional interest-bearing securities. Generally, the longer the remaining term of such Notes, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.

        Structure Risks.    An investment in Notes with principal or interest being determined by reference to one or more interest rates, currencies (including exchange rates and swap indices between currencies or currency units), prices of securities or commodities or other indices (together referred to as "reference rates"), either directly or indirectly, entails significant risks not associated with an investment in a conventional fixed or floating rate debt security. These risks include, without limitation, the possibility that a reference rate may be subject to such significant changes that the resulting return will be less than that payable on a conventional fixed or floating rate debt security issued by Ford Credit or that no return will be payable; that the repayment of principal can occur at times other than that expected by the investor; that the investor could lose all or a substantial portion of the principal of its Note (whether payable at maturity or upon redemption); and that reference rates may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices. Such risks depend on a number of inter-related factors, including financial, economic and political events over which Ford Credit has no control. Furthermore, if the formula used to determine the amount of principal or interest payable with respect to a Note contains a multiple or a leverage factor, the effect of any change in a reference rate will be magnified. In recent years, certain reference rates (for example, certain shares and stock market indices) have been highly volatile, and it is possible that such volatility will continue in the future.

        The prices at which zero coupon Notes, as well as other Notes issued at a substantial discount from their principal amount payable at maturity, trade in the secondary market tend to fluctuate more in relation to general changes in interest rates than do the prices for conventional interest-bearing securities of comparable maturities.

        Variable rate Notes with a multiplier or other leverage factor.    Notes with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.

        Inverse Floating Rate Notes.    Inverse Floating Rate Notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of such Notes typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Inverse Floating Rate Notes are more volatile because an increase in the reference rate not only decreases the interest rate of the Notes, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these Notes.

        Fixed/Floating Rate Notes.    Fixed/Floating Rate Notes may bear interest at a rate that Ford Credit may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. Ford Credit's ability to convert the interest rate will affect the secondary market for and the market value of such Notes since Ford Credit may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If Ford Credit converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Notes may be less favorable than then prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If Ford Credit converts from a floating rate to a fixed rate, the fixed rate may be lower than then prevailing rates on its Notes.

Uncertainty about the future of EURIBOR and the potential discontinuance of EURIBOR could adversely affect the market value of your Notes and/or limit your ability to resell them and payment of interest under the Notes

        Various interest rate benchmarks (including Euro Interbank Offered Rate (EURIBOR)) are the subject of recent national and international regulatory guidance and proposals for reform. Some of these reforms are already effective, including Regulation (EU) 2016/1011 (as amended or superseded, the "Benchmark Regulation"), while others are still to be implemented.

        Under the Benchmark Regulation, which applies from January 1, 2018, new requirements apply with respect to the provision of a wide range of benchmarks (including EURIBOR), the contribution of input data to a benchmark and the use of a benchmark within the European Union. In particular, the Benchmark Regulation, among other things, (i) requires benchmark administrators to be authorized or registered (or, if non-EU-based, to be subject to an equivalent regime or otherwise recognized or endorsed) and to comply with extensive requirements in relation to the administration of benchmarks and (ii) prevents certain uses by EU-supervised entities of benchmarks of administrators that are not authorized or registered (or, if non-EU-based, deemed equivalent or recognized or endorsed). It is not possible to predict the effect of these changes, other reforms, or the establishment of alternative reference rates in the European Union or elsewhere. The resulting uncertainty could adversely affect the market value of the Notes and/or limit your ability to resell them.

        If the three-month EURIBOR rate is not published, the rate of interest on the Notes will be determined using the alternative methods stated in "Description of the Debt Securities—Interest—EURIBOR Notes" in the prospectus. These alternative methods may result in lower interest payments than would have been made if three-month EURIBOR were published in its current form.

The alternative methods may also be subject to factors that make the three-month EURIBOR impossible or impracticable to determine. If a published EURIBOR is unavailable and banks are unwilling to provide quotations, the rate of interest on the Notes for an interest period will be the same as the immediately preceding interest period, and could remain the rate of interest for the remaining life of the Notes.

If the interest rate on a floating-rate note is based on LIBOR, uncertainty about the future of LIBOR and the potential discontinuance of LIBOR could adversely affect the market value of the Notes and/or limit your ability to resell them.

        The chief executive of the United Kingdom Financial Conduct Authority, or the "FCA", which regulates LIBOR, announced in July 2017 that the FCA intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It is unknown whether any banks will continue to voluntarily submit rates for the calculation of LIBOR after 2021 or whether LIBOR will continue to be published by its administrator based on these submissions or on any basis. It is not possible to predict the effect of these changes, other reforms or the establishment of alternative reference rates in the United States, United Kingdom, or elsewhere. The resulting uncertainly could adversely affect the market value of Notes and/or limit your ability to resell them.

        If LIBOR has not been discontinued, that rate will be used as the benchmark for such Notes, although we cannot provide any assurance that the rate will be representative of market interest rates or consistent with previously published LIBOR rates.

        If a published relevant LIBOR is unavailable after 2021, the rate of interest on the Notes may be determined using alternative methods stated in "Description of the Debt Securities—Interest—LIBOR Notes" in the prospectus or in a pricing supplement. These alternative methods may result in lower interest payments than would have been made if LIBOR were available in its current form. The alternative methods may also be subject to factors that make LIBOR impossible or impracticable to determine. If LIBOR is unavailable and banks are unwilling to provide quotations, the rate of interest on the Notes for an interest period will be the same as the immediately preceding interest period, and could remain the rate for the remaining life of the Notes.

        The Bank of New York Mellon, London Branch, or such successor as Ford Credit may appoint, as the calculation agent will make all calculations relating to your floating rate Notes. All such determinations will, in the absence of clear error, be binding on holders of the Notes.

Exchange Rates and Exchange Controls May Affect Securities' Value or Return

        General Exchange Rate and Exchange Control Risks.    An investment in a security that is denominated or payable in currencies other than your home currency entails significant risks. These risks include the possibility of significant changes in rates of exchange between your home currency and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by the relevant governmental entities. These risks generally depend on economic and political events over which we have no control.

        Exchange Rates Will Affect Your Investment.    In recent years, rates of exchange between some currencies have been highly volatile and this volatility may continue in the future, including as a result of the United Kingdom's vote to exit the European Union. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any security. Depreciation against your home currency of the currency in which a security is payable would result in a decrease in the effective yield of the security below its coupon rate or in the payout of the security and could result in an overall loss to you on a home currency basis.

        We Have No Control Over Exchange Rates.    Currency exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

        As a consequence, these government actions could adversely affect yields or payouts in your home currency for securities denominated or payable in currencies other than your home currency.

        We will not make any adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or any applicable foreign currency. You will bear those risks.

        Some Foreign Currencies May Become Unavailable.    Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security would not be available when payments on that security are due.

Foreign Currency Judgments

        The Indenture and the Notes, except to the extent specified otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of Notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

Risks Associated with Indexed Notes

        If you invest in indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a Note may result in lower (or no) interest compared to a conventional fixed rate debt security issued at the same time. Indexation of the principal of and/or premium on a Note may result in the payment of a lower amount of principal and/or premium (or no principal and/or premium) compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which Ford Credit has no control. Additionally, if the formula specified to determine the amount of principal, premium and/or interest payable with respect to indexed Notes contains a multiple or leverage factor, that feature may magnify the effect of any change in the index. You should not view the historical experience of an index as an indication of its future performance.

        Possible U.S. Withholding Taxes.    Under the U.S. tax rules known as the Foreign Account Tax Compliance Act ("FATCA"), there is a withholding tax of 30 percent imposed on U.S.-source interest income on a debt obligation paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such foreign financial institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the foreign financial institution complies with the related information reporting requirements of such country; or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity or certifies that it does not have any substantial United States owners, which generally include any United States person who directly or indirectly owns more than 10% of the entity. Each investor is encouraged to consult with its tax advisor regarding the implications of FATCA on their investment in a Note.

        Liquidity Risks.    The Notes may not have an established trading market when issued. There can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops.

        The development or continued liquidity of any secondary market for the Notes will be affected by a number of factors such as the creditworthiness of Ford Credit and the value of any applicable reference rate, as well as other factors such as the complexity and volatility of the reference rate, the method of calculating the return to be paid in respect of such Notes, the time remaining to the maturity of the Notes, the outstanding amount of the Notes, any redemption features of the Notes, the performance of other instruments (e.g., commodities or securities) linked to the reference rates and the level, direction and volatility of interest rates generally. Such factors also will affect the market value of the Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and therefore may have a more limited secondary market and experience more price volatility than conventional debt securities.

        Investors may not be able to sell Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless the investor understands and is able to bear the risk that certain Notes will not be readily sellable, that the value of Notes will fluctuate over time and that such fluctuations may be significant.

        Change of Law.    The conditions of the Notes are based on U.S. law in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to U.S. law or administrative practice after the date of this prospectus supplement.

        Each potential investor in any Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should: have sufficient knowledge and experience to make a meaningful evaluation of the relevant Notes, the merits and risks of investing in the relevant Notes and the information contained or incorporated by reference in this prospectus supplement or any applicable pricing supplement; have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the relevant Notes and the impact such investment will have on its overall investment portfolio; have sufficient financial resources and liquidity to bear all of the risks of an investment in the relevant Notes, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor's currency; understand thoroughly the terms of the relevant Notes and be familiar with the behavior of any relevant indices and financial markets; and be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

        Some Notes are complex financial instruments and such instruments may be purchased as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Notes which are complex financial instruments unless it has the expertise (either alone or with the help of a financial advisor) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of such Notes and the impact this investment will have on the potential investor's overall investment portfolio.

        The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisors to determine whether and to what extent (1) Notes are legal investments for it, (2) Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Credit Ratings

        The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in Ford Credit's credit ratings generally will affect the market value of the Notes. Credit ratings are subject to review or change at any time at the option of each agency issuing a rating.

        For additional information about our credit ratings, see our most recent annual report on Form 10-K and subsequent quarterly and current reports on Form 10-Q and 8-K, respectively, filed with the SEC.

 ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

        Ford Credit intends to use this prospectus supplement, the attached prospectus and related pricing supplements or term sheets to offer its Notes from time to time.

        This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

        Each time Ford Credit issues Notes, a pricing supplement or term sheet will be prepared that will contain additional terms of the offering and the specific description of the Notes offered. A pricing supplement or term sheet also may add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility to set or negotiate individualized terms for Notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes will differ from the terms that are described in this prospectus supplement or term sheet. Any information in a pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

Summary of the EMTN Program

        The following is a brief description only and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and prospectus and, in relation to any Notes, in connection with the applicable pricing supplement.

Issuer	Ford Motor Credit Company LLC
Risk Factors

There are certain factors that may affect the ability of Ford Credit to fulfill its obligations under the Notes issued under the EMTN Program, and there are certain factors that are material for purposes of assessing the market risks associated with Notes issued under the EMTN Program, as more fully described under "Risk Factors".

Arranger	Goldman Sachs International
Agents

Goldman Sachs International, Australia and New Zealand Banking Group Limited, Barclays Bank PLC, BB Securities Limited, BNP Paribas, Banco Bradesco BBI S.A., Citigroup Global Markets Limited, Commerzbank Aktiengesellschaft, Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, J.P. Morgan Securities plc, Lloyds Bank Corporate Markets plc, Merrill Lynch International, Mizuho International plc, Morgan Stanley & Co. International plc, RBC Europe Limited, SMBC Nikko Capital Markets Limited, Société Générale, The Royal Bank of Scotland plc (trading as NatWest Markets), UniCredit Bank AG

Issuing and Paying Agent	The Bank of New York Mellon, London Branch
Principal Amount Offered Pursuant to this Prospectus Supplement	Up to €7,152,436,298 (or its equivalent in other currencies)
Maximum Program Amount	Up to €14,900,966,003 (or its equivalent in other currencies)
Form of Notes	The Notes will be issued in global form.
Currencies

The Notes may be denominated in any currency or currencies, subject to compliance with all applicable legal and/or regulatory and/or central bank requirements. Payments in respect of the Notes may also be subject to compliance with all applicable and/or regulatory and/or central bank requirements, and be made in any currency or currency in which such Notes are denominated.

Ranking	The Notes will be the direct, unsecured and senior obligations of Ford Credit and will rank equally with all of Ford Credit's unsecured senior debt as specified in the applicable pricing supplement.
Issue Price	The Notes may be issued at any price as specified in the applicable pricing supplement.

Interest	The Notes may be interest bearing or non-interest bearing. Interest, if any, may accrue at a fixed or floating rate and may vary during the lifetime of the relevant Notes.
Denominations

The Notes will be issued and transferable in minimum denominations of €100,000 (or its equivalent in another currency as of the date of issue of the Notes) and integral multiples of €1,000 in excess thereof, unless otherwise specified in the relevant pricing supplement.

Additional Amounts

All payments in respect of the Notes will be made without deduction for or on account of any withholding taxes imposed by the United States, its political subdivisions, or any Relevant Taxing Jurisdiction (as defined herein) subject to certain exceptions. See "Description of Notes — Payment of Additional Amounts".

Governing Law	The Notes and all related contractual documentation will be governed by the laws of the State of New York.
Listing	New York Stock Exchange
Clearing Systems	Euroclear, Clearstream and/or, in relation to any series of Notes, any other clearing system as may be specified in the relevant pricing supplement.
Selling Restrictions	For a description of certain restrictions on the offer, sale and delivery of the Notes in the European Economic Area and certain other jurisdictions, see "Plan of Distribution."

DESCRIPTION OF NOTES

        The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the Indenture, dated as of March 16, 2015 (the "Indenture"), between Ford Credit and The Bank of New York Mellon, as trustee, under which the Notes will be issued, which Indenture is an exhibit to Ford Credit's shelf registration statement (File No. 333-223639). The Bank of New York Mellon, London Branch, will act as paying agent. The Indenture may be supplemented from time to time. The following description of the Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading "Description of Debt Securities" in the prospectus that is attached. The following descriptions will apply to each Note unless otherwise specified in the pricing supplement or term sheet.

General

        The Notes are being offered on a continuous basis.

        The Notes are direct, unsecured obligations of Ford Credit. The total public offering price of the Notes that are being offered using this prospectus supplement is €7,152,436,298 or its equivalent in one or more foreign currencies or composite currencies, which amount will decrease to the extent we sell our Medium-Term Notes, Due Nine Months or More from Date of Issue — Series B, that are described in our prospectus supplement, dated March 14, 2019, as amended and supplemented from time to time. The €7,152,436,298 reflected in this prospectus supplement is in addition to the €8,693,410,000 previously registered under Ford Credit's Euro Medium-Term Notes Due Nine Months or More from the Date of Issue program, resulting in a current cumulative program limit of €14,900,966,003.

        The Notes rank equally with all of Ford Credit's unsecured senior debt. The Notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by Ford Credit. Interest-bearing Notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some Notes may not bear interest. Notes may be issued at a premium over, or at significant discounts from, their principal amount payable at the stated maturity date, or on any date before the stated maturity date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of Ford Credit, repayment at the option of the holder or otherwise. The stated maturity date or such prior date, as the case may be, is referred to as, a "Maturity."

        The amount of Notes or other debt obligations that Ford Credit may issue under the Indenture is not limited.

        The applicable pricing supplement relating to a Note will describe the following terms:

  •
  the principal amount of the Notes;

  •
  whether the Notes are denominated in euro or another specified currency;

  •
  whether the Note will bear interest at a fixed rate or at a floating rate, or will not bear any interest;

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  the price (expressed as a percentage of the aggregate principal amount) at which the Note will be issued;

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  the date on which the Note will be issued;

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  the date on which the Note will mature;

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  if the Note is a fixed rate Note, the rate per annum at which the Note will bear interest and the interest payment dates, if different from those specified in the prospectus;

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  if the Note is a floating rate Note, the terms relating to the determination and payment of the variable interest rate and the interest payment dates, if different from those specified in the prospectus;

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  the record dates for interest payments, if different than one business day preceeding such Interest Payment Date;

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  if the Note may be redeemed at our option, or repaid at the option of the holder, prior to the stated maturity, a description of the provisions relating to the redemption or repayment;

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  any sinking fund or other mandatory redemption provisions applicable to the Note;

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  if the Note will be issued as a certificated Note, a statement to that effect;

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  any other terms of the Note not inconsistent with the provisions of the indenture;

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  the identity of any additional agent through or to whom the Note is being sold; and

  •
  the amount of discounts or commissions to be paid to an agent if different from those specifically set forth in the distribution agreement which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

        Interest rates Ford Credit offers with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Ford Credit may change the interest rates, interest rate formulae and other variable terms of the Notes from time to time, but no change will affect any Note already issued or as to which Ford Credit has accepted an offer to purchase. Ford Credit may offer notes with similar variable terms but different interest rates concurrently at any time. Ford Credit may also concurrently offer notes having different variable terms to different investors. Unless otherwise specified in a pricing supplement, the record date for the Notes will be the business day preceding each Interest Payment Date.

        Ford Credit may, without the consent of the holders of a prior issuance of its medium-term Notes, create and issue additional notes having the same ranking and the same interest rate, maturity and other terms as such Notes in all respects (or in all respects except for the issue date and the first payment of interest). Such additional notes will, together with the Notes previously issued, be considered part of the same issuance. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

        Unless specified otherwise in the applicable pricing supplement, the Notes will be denominated in Euro and all payments on the Notes will be made in Euro. For further information regarding Foreign Currency Notes, see "Risk Factors".

        Unless the pricing supplement or term sheet specifies otherwise, Ford Credit will issue Notes in a minimum denomination of €100,000 (or its equivalent in another currency) and integral multiples of €1,000 in excess thereof. Notes (including Notes denominated in pounds sterling) in respect of which the issue proceeds are to be accepted in the United Kingdom or which issue otherwise constitutes a contravention of Section 19 of the Financial Services and Markets Act 2000 ("FSMA") and which have a maturity of less than one year shall have a minimum denomination and redemption value of £100,000 (or if the Notes are denominated in a currency other than pounds sterling, as specified in the pricing supplement or term sheet, at least the equivalent thereof in such currency using the spot rate as of the date of issue).

        Payments on the Notes will be made without deduction for withholding taxes or levies to the extent described under "— Payment of Additional Amounts" below. Ford Credit may redeem Notes at any time, at their principal amount (or, in the case of Notes with original issue discount, at their accreted value) in the event of certain changes in the tax laws or regulations of the United States or the imposition of certain information reporting requirements. Unless such redemption is provided for in the applicable pricing supplement, such Notes will not otherwise be redeemable prior to maturity. See "— Optional Redemption, Repayment and Repurchase" below.

        Each Note will provide that the obligation to pay the principal thereof and interest thereon in the currency in which such Note is denominated is of the essence. The obligation of Ford Credit to make payments in the currency in which a Note is denominated shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which such Note is denominated that the holder of such Note may purchase with the amount paid in such other currency. If the amount in the currency in which such Note is denominated that may be so purchased is for any reason less than the amount originally due, the Issuer shall pay such additional amounts in the currency in which such Note is denominated as may be necessary to compensate for any such shortfall.

Payment Currency

        If the currency in which a Note is denominated (the "Applicable Currency") is not available for the payment of principal or interest with respect to a Note due to the imposition of exchange controls or other circumstances beyond the control of Ford Credit, we will be entitled to satisfy our obligations to holders of such Notes by making such payment (a) in U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the Federal Reserve System has not mandated a rate of conversion, on the basis of the most recent U.S. dollar / Applicable Currency exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in Ford Credit's sole discretion on the basis of the most recently available market exchange rate for the Applicable Currency, or (b) as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Indenture. See "Exchange Rates and Exchange Controls May Affect Securities Value or Return."

Foreign Currency Judgments

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. A holder of Notes may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in euro or any other currency other than U.S. dollars. In addition, it is not clear whether in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered, or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

Form, Denomination and Transfer

        The Notes will be offered in registered form only. The Notes will be represented by one or more Global Notes in registered form without interest coupons attached, which will be deposited with a common depositary (the "Common Depositary") and registered in the name of the Common Depoistary or its nominee. Additional Notes of a previously issued series may be issued under certain circumstances.

        Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear Bank S.A./N.V., as operator of the Euroclear System or its successor ("Euroclear"), and Clearstream Banking, S.A., or its successor ("Clearstream"). Investors may hold beneficial interests in securities directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium. Ford Credit, the trustee, and the Paying Agent for the Notes have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. Ford Credit and the trustee for the Notes also do not supervise these systems in any way.

        Beneficial interests in the Global Notes will be shown on, and transfers of beneficial interests in the Global Notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream's or Euroclear's records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream's or Euroclear's records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream's or Euroclear's records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the Notes to the Common Depositary as the holder of the Global Notes. The trustee, the paying agent and Ford Credit will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the Global Notes for all purposes. Accordingly, the trustee, the paying agent and Ford Credit will have no direct responsibility or liability to pay amounts due with respect to the Global Notes to you or any other beneficial owners in the Global Notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time. The registered holder of the Notes will be a nominee of the Common Depositary.

        Interests in a Global Note will be exchanged by us in whole, but not in part only, at the option of the holder of such Global Note for Definitive Notes in global form ("Definitive Notes") if either Euroclear, Clearstream or any other relevant clearing system is closed for business for a continuous period of fourteen days (other than by reason of public holidays) or announces an intention to cease business permanently or in fact does so without a successor. For the avoidance of doubt, no holder shall be permitted to remove or repossess a Global Note from Euroclear, Clearstream or any other relevant clearing system, except in exchange for Definitive Notes in the circumstances permitted by this paragraph and such holder will be required to provide any information necessary for the exchange of such interest for Definitive Notes. Any exchange of Notes pursuant to this paragraph shall be at our expense.

  Clearstream and Euroclear

        Ford Credit has obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures, from sources that Ford Credit believes to be reliable, but Ford Credit takes no responsibility for the accuracy of this information.

        Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

        Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the National Bank of Belgium and the Financial Services and Markets Authority. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Payment and Paying Agents

        Payments of interest in respect of each Global Note will be made to each of Euroclear and Clearstream with respect to that portion of any such Global Note held for its account. Each of Euroclear and Clearstream will undertake in such circumstances to credit the payments received by it to the accounts of the holders whose Notes are represented by beneficial interests in such Global Note. None of the Issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Payments in respect of Notes and coupons, if any, will be made only at the offices of such paying agents as Ford Credit may from time to time appoint, upon presentation and surrender of the Notes or appropriate coupons, if any, as the case may be. At the direction of the holder of any Definitive Note or coupon, and subject to applicable laws and regulations, payment on such Note or coupon will be made by check drawn on a bank in a city in the country issuing the currency in which a Note is denominated or by wire transfer to an account denominated in such currency maintained by such holder with a bank located outside the United States. With respect to Notes denominated in U.S. dollars, if payment in U.S. dollars at the offices of all paying agents outside the United States becomes illegal or is effectively precluded because of the imposition of exchange controls or similar restrictions on the full payment or receipt of such amounts in U.S. dollars, we will appoint an office or agent in the United States at which such payment may be made.

        Ford Credit has initially appointed as the paying agent for payments on the Notes and coupons, if any, the principal office of The Bank of New York Mellon, London Branch, in London. Ford Credit may vary or terminate the appointment of any paying agent, but as long as any Note remains outstanding, the Ford Credit will maintain a paying agent in London. Ford Credit undertakes to ensure that we maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct amounts for or on account of tax pursuant to European Union Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive.

  Initial Settlement

        Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that Notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. No trades of the Notes will be settled through, and no payments with respect to the Notes will be made through, The Depository Trust Company in the United States.

  Secondary Market Trading

        Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form.

        It is important to establish at the time of trading of any Notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same Business Day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

  Payment of Additional Amounts

        All payments in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any jurisdiction through which payment on a Note is made or in each case any political subdivision or taxing authority therein or thereof (each a "Relevant Taxing Jurisdiction"), unless such withholding or deduction is required by law.

        In the event any withholding or deduction on payments in respect of the Notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by a Relevant Taxing Jurisdiction, we will remit the full amount required to be deducted or withheld to the relevant authority in accordance with applicable law and pay such additional amounts on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

  (a)
  any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes, the receipt of payments in respect of those Notes or exercise or enforcement of rights under the Notes) between that holder (or the beneficial owner for whose benefit such holder holds such Note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of a Relevant Taxing Jurisdiction or being or having been engaged in trade or business or present in the Relevant Taxing Jurisdiction or having had a permanent establishment in the Relevant Taxing Jurisdiction or (2) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

  (b)
  any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of the beneficial owner's past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

  (d)
  any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such Notes;

  (e)
  any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of Notes to comply with our request or a request of our agent to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the Relevant Taxing Jurisdiction of the beneficial owner or any holder of the Notes that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-9 or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

  (f)
  any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the regulations that may be promulgated thereunder) of the Company or (2) a controlled foreign corporation that is related to Ford Credit within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner's status as described in clauses (1) through (3) of this paragraph (f);

  (g)
  any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) ("FATCA"), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

  (h)
  any combination of the foregoing paragraphs (a), (b), (c), (d), (e), (f) and (g).

        As used in this section "— Payment of Additional Amounts", "U.S. Person" means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United

States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Optional Redemption, Repayment and Repurchase

        Ford Credit will indicate in the pricing supplement or term sheet for a Note whether it will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur. If Ford Credit is permitted to redeem a Note by its terms, Ford Credit may exercise the option by notifying the Trustee at least 45 days prior to the redemption date. If Ford Credit partially redeems a Note, it will issue a new Note or Notes for the unredeemed portion.

        If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined under the heading "— Payment of Additional Amounts") , or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus, Ford Credit becomes or will become obligated to pay additional amounts (as described herein under the heading "— Payment of Additional Amounts") or (b) any act is taken by a taxing authority of a Relevant Taxing Jurisdiction on or after the date of this Prospectus, whether or not such act is taken with respect to Ford Credit or any affiliate of Ford Credit, that results in a substantial probability that Ford Credit will or may be required to pay such additional amounts on one or more series of Notes, then Ford Credit may, at its option, redeem such Notes, as a whole but not in part, upon not less than 60 days' nor more than 90 days' published notice in accordance with "— Notices" below at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption (or, in the case of Notes with original issue discount, at their accreted value); provided that the Issuer determines, in its business judgment (determined in good faith), that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to Ford Credit (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and would not cause Ford Credit to incur material additional out-of-pocket costs, but not including assignment of the obligation to make payment with respect to the Notes).

        No redemption above may be made unless Ford Credit shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "— Payment of Additional Amounts" and Ford Credit shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Ford Credit is entitled to redeem the relevant Notes pursuant to their terms.

        If a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable in the event of redemption prior to its stated maturity will be the amortized face amount on the redemption date. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price specified in the applicable pricing supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

        Ford Credit may at any time purchase Notes at any price in the open market or otherwise. Ford Credit may hold, resell or surrender for cancellation any Notes that we purchase.

UNITED STATES TAXATION OF NON-U.S. PERSONS

        The following summary accurately describes, subject to the limitations stated below, the material United States federal income tax consequences to non-U.S. Persons (as defined below) of the purchase, ownership, and disposition of a Note, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus supplement and, all of which are subject to change, possibly with retroactive effect, and to different interpretations. You are a "non-U.S. Person" if you are a beneficial owner of a Note (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (iii) an estate or trust, in each case, the income of which is subject to U.S. federal income taxation regardless of its source.

        This summary provides general information only and does not address all of the U.S. federal income tax consequences that may be applicable to you as a non-U.S. Person who is a holder of a Note. In particular, it does not address all of the tax consequences that may be relevant to certain types of non-U.S. Persons subject to special treatment under the U.S. federal income tax law, such as

  •
  individual retirement and other tax-deferred accounts,

  •
  dealers in securities or currencies,

  •
  financial institutions,

  •
  partnerships and pass-through entities (or entities and arrangements treated as such for U.S. federal income tax purposes),

  •
  life insurance companies,

  •
  tax-exempt organizations,

  •
  persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments,

  •
  controlled foreign corporations, or

  •
  U.S. expatriates.

        This summary also does not discuss the tax consequences to persons other than non-U.S. Persons, subsequent purchasers of Notes or to investors who do not hold Notes as capital assets (generally assets held for investment purposes).

        Unless otherwise noted, this summary does not address the tax considerations relevant to acquiring, owning, or disposing of Original Issue Discount Notes, Notes that do not constitute debt for U.S. federal income tax purposes or other Notes that are subject to special rules under the Code. Any special U.S. federal income tax considerations relating to the acquisition, ownership and disposition of a particular series of Notes will be set forth in the applicable pricing supplement and may be different from the general summary below.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) acquires Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes by the partnership.

        You are urged to consult your own tax advisor concerning the application of the U.S. federal income tax law to your particular situation as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

        Subject to the discussions of backup withholding and FATCA below, payments of principal, premium, if any, and interest (including original issue discount) by Ford Credit or its agent (in its capacity as such) to you will generally not be subject to U.S. federal withholding tax provided, in the case of interest (including original issue discount) that

  (i)
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of Ford Motor Company's stock entitled to vote,

  (ii)
  you are not a controlled foreign corporation for U.S. tax purposes that is related to us through stock ownership, and

  (iii)
  either

  (A)
  you provide Ford Credit or Ford Credit's agent with a properly completed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that among other things, you are not a United States person (as defined in the Code) and provide your name and address, or

  (B)
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to Ford Credit or Ford Credit's agent, under penalties of perjury, that, among other things, the certification described in clause (A) hereof has been received from you or by another financial institution acting for you and provides a copy of such certification to Ford Credit or Ford Credit's agent.

        If you cannot satisfy the requirements of the exception described above, payments of interest (including original issue discount) made to you generally will be subject to a 30% U.S. federal withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless you provide Ford Credit or Ford Credit's paying agent, as the case may be, with a properly executed (A) IRS Form W-8BEN or W-8BEN-E claiming an exemption from withholding under the benefit of a tax treaty, or (B) IRS Form W-8ECI stating that interest paid on the Note is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of your trade or business in the United States.

        If you are engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), although exempt from U.S. federal withholding tax as discussed in the preceding paragraph (by reason of the delivery of a properly completed IRS Form W-8ECI), you will generally be subject to U.S. federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if you are a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to adjustments.

        Subject to the discussion of backup withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by you will not be subject to U.S. federal income or withholding taxes unless (i) such gain is effectively connected with your U.S. trade or business, or (ii) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

        If you are an individual and are not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of your death, Notes held by you at the time of your death will not be subject to U.S. federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with your U.S. trade or business and you have not owned, actually or constructively, 10% or more of the total combined voting power of all classes of Ford Motor Company's stock entitled to vote, (and are otherwise eligible for the exemption from U.S. federal income tax described above, without regard to the certification requirement).

Backup Withholding and Information Reporting

        Backup withholding and information reporting generally will not apply to payments made by us or Ford Credit's agent (in its capacity as such) to you if you have provided the required certification. The certification procedures required to claim the exemption from U.S. federal withholding tax on payments on a Note described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. However, Ford Credit and other payors may be required to report payments of interest (including original issue discount) and amounts withheld, if any, to the Internal Revenue Service even if the payments are not otherwise subject to information reporting or withholding. Copies of information returns may be provided to the tax authorities in your country of residence pursuant to a treaty or other agreement.

        Payments of the proceeds from a sale or retirement of a Note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding except that if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a U.S. branch of a foreign bank or insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale or retirement of a Note to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies other conditions or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be claimed as a credit against your U.S. federal income tax liability provided that you timely furnish required information to the Internal Revenue Service.

FATCA

        FATCA provides that a 30% U.S. federal withholding tax will be imposed on certain payments (which could include interest in respect of Notes) made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (1) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and U.S. owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial direct and indirect U.S. owners of such entity.

        The United States has entered into (and may enter into more) intergovernmental agreements ("IGAs") with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules. If you are not a United States person you should consult your own tax advisors regarding the potential application and impact of these requirements based on your particular circumstances.

        Ford Credit has included the U.S. federal income tax discussion above for your general information only and it may not be applicable depending upon your particular situation. You should consult your tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws (and any applicable tax treaties) and the possible effects of changes in U.S. federal or other tax laws.

 PLAN OF DISTRIBUTION

        Ford Credit is offering the Notes on a continuous basis through the agents listed at the bottom of the front cover of this prospectus supplement. The agents have agreed to use their reasonable best efforts to solicit orders to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, Ford Credit will pay an agent a commission ranging from 0.05% to 0.875% of the principal amount of a note sold through such agent, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of five years, a commission agreed to at the time of sale.

        Ford Credit may also arrange for Notes to be sold through any agent acting as principal or Ford Credit may sell Notes directly to investors. Ford Credit also may sell Notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity. Any agent may sell any Notes purchased by it as principal to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by the agent. If Ford Credit sells Notes directly to investors, no commission or discount will be paid to the agents.

        Ford Credit may also enter into separate arrangements with firms other than the agents which allow such firms to purchase all or a portion of the Notes for resale to the public. The name of any firm, the underwriting discount and the initial public offering price for such Notes will be set forth on the cover page of the pricing supplement delivered in connection with the offering and sale of the applicable Notes.

        One or more of the agents may not be U.S.-registered broker-dealers. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

        Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders or proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part.

        Agents may sell Notes purchased from Ford Credit as principal to other dealers for resale to investors and other purchasers and may provide all or any portion of the discount received in connection with their purchase from Ford Credit to these dealers. An agent may allow, and dealers may re-allow, a discount to certain other dealers. After the initial offering of the Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the discount may be changed. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

        The Notes will not have an established trading market when issued. We intend to list the Notes on the New York Stock Exchange. The agents may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. The agents may purchase and sell Notes in the secondary market from time to time, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that if a secondary market develops it will be maintained or be liquid.

        The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act. Ford Credit has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with this indemnification.

        Unless otherwise specified in the applicable pricing supplement, Notes will be credited to the securities custody account of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis.

        In connection with an offering of Notes purchased by one or more agents as principal on a fixed price basis, the applicable agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the agent or agents creates or create, as the case may be, a short position in Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these types of purchases.

        Neither Ford Credit nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the Notes. In addition, neither Ford Credit nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

        In addition to the offerings of Notes described herein, debt securities having terms substantially similar to the terms of the Notes offered hereby (but constituting a separate series of debt securities for purposes of the Indenture) may be offered in the United States by Ford Credit on a continuing basis, concurrently with the offering of the Notes hereby. Ford Credit may also sell Notes, other debt securities or other securities pursuant to another prospectus supplement to the accompanying prospectus.

        The agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Ford Credit, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Ford Credit. If any of the agents or their affiliates have a lending relationship with Ford Credit, certain of those agents or their affiliates routinely hedge, and certain other of those agents may hedge, their credit exposure to Ford Credit consistent with their customary risk management policies. Typically, these agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Ford Credit's securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research acquire, long and/or short positions in such securities and instruments.

        Ford Credit may enter into hedging transactions in connection with any particular issue of Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, an agent participating in the distribution of that issue of Notes, or an affiliate of that agent. Agents and their affiliates may receive compensation, trading gain or other benefits in connection with the hedging transactions described above.

        If an agent for a particular offering of Notes or its affiliates receives more than 5% of the proceeds of such offering, not including underwriting compensation, then such offering will be conducted in compliance with the Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5121, as administered by FINRA. Under FINRA Rule 5121, such agent will not be permitted to sell any Notes to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

        In connection with the offering, the Agents are not acting for anyone other than the Issuer. Neither the Agents nor any of their FCA-regulated affiliates will be responsible to anyone other than the Issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Investors

        No action has been or will be taken by Ford Credit or any agent that would permit a public offering of any of the Notes, or possession or distribution of this prospectus supplement and the accompanying prospectus, any pricing supplement or any other offering material in relation to the Notes in any jurisdiction outside the United States where action would be required for that purpose. Accordingly, the Notes may not be offered or sold, directly or indirectly, and this prospectus supplement and the accompanying prospectus, any pricing supplement and any other offering material relating to the Notes may not be distributed, in any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any additional obligation on Ford Credit or the agents.

        Unless otherwise specified in the applicable pricing supplement, the following restrictions will apply to such pricing supplement (as they apply to this prospectus supplement and the accompanying prospectus) and to the specific Notes offered by such pricing supplement.

European Economic Area

        This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area ("EEA") will be made pursuant to an exemption under Directive 2003/71/EC (as amended or superseded, the "Prospectus Directive") from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Directive, provided that no such offer of Notes shall require Ford Credit or any of the agents to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.

        The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a "retail investor" means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, "MiFID II"); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the "IDD"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

        Each agent has represented and agreed, and each further agent appointed will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement as completed by the final terms (or pricing supplement, as the case may be) in relation thereto to any retail investor in the EEA. For the purposes of this provision: the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

        Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each agent and Ford Credit that it and any person on whose behalf it acquires Notes is: (1) a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) not a "retail investor" as defined above.

MiFID

        MiFID II Product Governance / Professional investors and eligible counterparties only target market.    Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

United Kingdom:

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each agent represents and warrants, and each further agent appointed will be required to represent and warrant, that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Ford Credit;

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

  (c)
  in relation to any Notes which have a maturity of less than one year from their date of issue, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by Ford Credit.

Australia:

        Each agent has acknowledged that:

  (a)
  no prospectus or other "disclosure document" (each as defined in the Corporations Act (2001)(Cth) (the "Corporations Act")) in relation to the Notes has been or will be lodged with Australian Securities & Investments Commission (the "ASIC") or any other government agency or authority; and

  (b)
  no action has been taken, or will be taken, by it in any jurisdiction which would permit a public offering of the Notes, or possession or distribution of the Information Memorandum or any other offering material in relation to Notes, in any jurisdiction where action for that in connection with the primary distribution of the Notes.

        Each agent has represented and agreed that:

  (i)
  has not made or invited, and will not make or invite, an offer of the Notes for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and

  (ii)
  has not distributed or published, and will not distribute or publish, any prospectus, pricing supplement or other offering material or advertisement relating to any Notes in Australia, unless:

  (A)
  the offer or invitation falls within the exemption for offers to sophisticated investors set out in section 708(8) of the Corporations Act or the offer or invitation does not otherwise require disclosure to investors under Part 6D.2 or Chapter 7 of the Corporations Act;

  (B)
  such action does not require any document to be lodged with ASIC or ASX Limited;

    (C)
    the offer or invitation is not made to a person who is a 'retail client' as defined for the purposes of section 761G of the Corporations Act; and

    (D)
    the offer or invitation and all conduct in connection with it complies with all applicable laws and directives.

China:

        Each agent has represented, warranted and undertaken that, other than to qualified domestic institutional investors, the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in China (for such purposes, not including Hong Kong and Macau Special Administrative Regions of China or Taiwan), except as permitted by the securities laws of China.

Hong Kong:

        Each agent has represented and agreed that the Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Republic of Italy

        Each agent has represented and agreed that:

        The offering of the Notes has not been cleared by the Commissione Nazionale per la Società e la Borsa ("CONSOB") (the Italian securities exchange commission), pursuant to Italian securities legislation and will not be subject to formal review by CONSOB. Accordingly, no Notes may be offered, sold or delivered, directly or indirectly, nor may copies of the prospectus supplement or of any other document relating to the Notes be distributed in the Republic of Italy, except:

  (i)
  to qualified investors (investitori qualificati), as referred to in Article 100 of the Italian Legislative Decree No. 58 of 24 February 1998, as amended (the "Italian Financial Act"), and as defined in Article 26, first paragraph, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time ("Regulation No. 16190"), pursuant to Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time ("Regulation No. 11971"), implementing Article 100 of the Italian Financial Act; and

  (ii)
  in any other circumstances which are exempted from the rules on public offerings, pursuant to Article 100 of the Italian Financial Act and its implementing CONSOB regulations, including the Regulation No. 11971.

        Any offer, sale or delivery of the Notes or distribution of copies of the prospectus supplement or any other document relating to the Notes in the Republic of Italy under (i) or (ii) above must:

  (a)
  be made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Italian Financial Act, the Regulation No. 16190 (as amended from time to time) and the Legislative Decree No. 385 of 1 September 1993, as amended (the "Italian Banking Act"); and

  (b)
  comply with any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy (including the reporting requirements, where applicable, pursuant to Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time) and/or any other Italian authority.

        In accordance with Article 100-bis of the Italian Financial Act, where no exemption from the rules on public offerings applies, Notes which are initially offered and placed in Italy or abroad to qualified investors only, but in the following year are systematically (sistematicamente) distributed on the secondary market in Italy, become subject to the public offer and the prospectus requirement rules provided under the Italian Financial Act and the Regulation No. 11971. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

Japan:

        The Notes have not been and will not be registered under the Financial Notes and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the FIEL) and each agent has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan or having its main office in Japan, or a branch, agency or other office in Japan of a non-resident, irrespective of whether it is legally authorized to represent its principal), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except for persons who are "qualified institutional investors" as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Notes and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended) or otherwise in compliance with the FIEL and other applicable laws, regulations and governmental guidelines in Japan.

Republic of Korea:

        Each agent has represented and agreed that the Notes have not been and will not be offered, delivered or sold directly or indirectly in Korea or to any resident of Korea except as otherwise permitted under applicable Korean laws and regulations. Each agent has undertaken to ensure that any securities agent to which it sells the Notes confirms that it is purchasing such Notes as principal and agrees with such agent that it will comply with the restrictions described above.

New Zealand:

        Each agent has represented and agreed that:

        Notes may not be offered in contravention of the Financial Markets Conduct Act 2013 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, that Act) ("NZ FMCA").

        The Issuer does not intend that Notes be offered for issue or sale in circumstances requiring disclosure under Part 3 of the NZ FMCA.

        Accordingly, no disclosure document has been or will be lodged or provided under the NZ FMCA.

        Each agent has represented and agreed that:

  (a)
  it has not offered or sold, and will not offer or sell, directly or indirectly, any Notes; and

  (b)
  it has not distributed and will not distribute, directly or indirectly, any offering materials or advertisement (as defined in the NZ FMCA, as applicable) in relation to any offer of Notes, in each case in New Zealand, other than:

  (i)
  to a person who is an investment business within the meaning of clause 37 of Schedule 1 of the NZ FMCA; or

  (ii)
  to a person who is large within the meaning of clause 39 of Schedule 1 of the NZ FMCA; or

  (iii)
  to a person who is a government agency within the meaning of clause 40 of Schedule 1 of the NZ FMCA; or

  (iv)
  in other circumstances where there is no contravention of the NZ FMCA, provided that Notes may not be offered or transferred to any "eligible investors" (as defined in the NZ FMCA) or any person in reliance on such person satisfying the investment activity criteria specified in clause 38 of Schedule 1 to the NZ FMCA.

Singapore:

        Each agent has represented and agreed that the prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individuals who is an accredited investor, Securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (however described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) when the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"), Ford Credit has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland:

        Each agent has represented and agreed that: (a) it has not publicly offered, sold or advertised, and will not publicly offer, sell or advertise, the Notes in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations ("CO"); (b) neither the Prospectus Supplement nor any documents related to the Notes constitute a prospectus within the meaning of art. 652a or art. 1156 CO; and it will not distribute the Notes in or from Switzerland, as such term is defined or interpreted under the Swiss Collective Investments Schemes Act ("CISA").

Taiwan:

        Each agent has represented and warranted that the offer of the Notes has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the Notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each agent has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

General:

        Each agent has acknowledged that other than with respect to the listing of certain Notes on the relevant stock exchange or other relevant authority, no action has been or will be taken in any country or jurisdiction by Ford Credit or the agents that would permit a public offering of Notes, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. By its purchase and acceptance of Notes issued under the sales agency agreement with respect to the Notes each agent represents, warrants and agrees and each further agent will be required to represent and agree, that it will observe all applicable laws and regulations in any jurisdiction in which it offers, sells or delivers Notes; and it will not directly or indirectly offer, sell, resell, reoffer or deliver Notes or distribute the prospectus supplement or any circular, advertisement or other offering material in any country or jurisdiction except under circumstances that will to the best of its knowledge and belief, after having made all reasonable enquiries, result in compliance with all applicable laws and regulations.

LEGAL OPINIONS

        The legality of the Notes will be passed on for Ford Credit by Corey M. MacGillivray, Esq., Managing Counsel and Assistant Secretary of Ford, or other counsel satisfactory to the Agents. The legality of the Notes will be passed on for the Agents by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York. Mr. MacGillivray is a full-time employee of Ford and holds shares of common stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries including Ford Credit.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ford Motor Credit Company LLC

Senior Debt Securities,
Subordinated Debt Securities and Warrants

        This prospectus is part of a registration statement that Ford Credit filed with the SEC. Under this registration, Ford Credit may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

  •
  our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

  •
  warrants to purchase debt securities; or

  •
  any combination of these securities.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update, or change information contained in this prospectus.

        Investments in the securities involve certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

        You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading "Where You Can Find More Information".

        Our principal executive offices are located at:

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
313-322-3000

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2018.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The securities are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS

        Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit's periodic reports referred to in "Where You Can Find More Information," below. For example, Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2017 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

        You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit's SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows Ford Credit to incorporate by reference into this prospectus the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of all the Securities has been completed.

  •
  Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2017, which is referred to hereafter as the 2017 10-K Report.

  •
  Current Reports of Ford Credit on Form 8-K filed in 2018 on January 3, 2018, January 16, 2018, January 24, 2018, February 1, 2018, February 7, 2018, February 22, 2018, March 1, 2018, and March 5, 2018.

        These reports include information about Ford as well as information about Ford Credit.

        You may request copies of these filings at no cost, by writing or telephoning Ford Credit's principal executive offices at the following address:

Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126
Attn: Corporate Secretary
1-800-426-2888

INFORMATION CONCERNING FORD CREDIT

        Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.

        Products and Services.    Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. We earn our revenue primarily from:

  •
  Payments made under retail installment sale and lease contracts that we originate and purchase;

  •
  Interest rate supplements and other support payments from Ford and affiliated companies; and

  •
  Payments made under dealer financing programs.

        As a result of our financing activities, we have a large portfolio of consumer and non-consumer finance receivables and operating leases.

        Finance receivables and operating leases in the consumer portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and direct financing leases for new vehicles to retail and commercial customers including lease companies, government entities, daily rental companies, and fleet customers.

        Finance receivables in the non-consumer portfolio include products offered to automotive dealers and receivables related to Ford and its affiliates. Ford Credit makes wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees.

        We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs.

        Geographic Scope of Operations and Segment Information.    We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We segment our business based on geographic regions: the Americas, Europe, and Asia Pacific. Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.

Americas Segment

        Our Americas segment includes operations in the United States, Canada, Mexico, Brazil, and Argentina. This segment represents 83% and 78 % of total managed receivables at year-end 2016 and 2017, respectively. Our United States operations account for 87% and 85% of Americas segment total managed receivables at year-end 2016 and 2017, respectively, and our Canadian operations account for 11% and 13% of Americas segment total managed receivables at year-end 2016 and 2017, respectively. Managed receivables equal net finance receivables and net investment in operating leases, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

        Under the Ford Credit and Lincoln Automotive Financial Services brand names, we provide financing services to and through dealers of Ford and Lincoln vehicles. Operations in some markets may also include joint ventures with local financial institutions and other third parties. In addition, other private label operations and alternative business arrangements exist in some markets.

Europe Segment

        Our Europe segment includes operations in the European region and a joint venture in South Africa. This segment represents 14% and 17% of total managed receivables at year-end 2016 and 2017, respectively. Our operations in the European region are managed through a United Kingdom-based subsidiary, FCE Bank plc ("FCE"), which operates in the United Kingdom and has branches in 11 other European countries. FCE also has operating subsidiaries in Switzerland, the Czech Republic, and Hungary that provide a variety of retail and dealer financing. The United Kingdom and Germany are our largest markets in Europe, representing 65% and 59% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. Customers and dealers in Italy, France, and Spain are 22% and 23% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. FCE, through its Worldwide Trade Financing ("WWTF") division, provides financing to distributors and importers in about 70 countries where Ford has no national sales company presence. Our operations include joint ventures with local financial institutions and other third parties in various locations. In addition, other private label operations and alternative business arrangements exist in some markets.

Asia Pacific Segment

        Our Asia Pacific segment includes operations in China and India. This segment represents 3% and 5% of total managed receivables at year-end 2016 and 2017, respectively. China operations account for 97% of Asia Pacific segment total managed receivables at year-end 2016 and 2017. In addition, other private label operations and alternative business arrangements exist in some markets.

        The mailing address of Ford Credit's executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the years 2013-2017 for Ford Credit are included as an exhibit to Ford Credit's 2017 10-K Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the years 2013-2017 for Ford are included as an exhibit to Ford's Annual Report on Form 10-K for the year ended December 31, 2017 and are incorporated in this prospectus by reference.

 USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans, and for use in connection with the retirement of debt.

        Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions, and other factors.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings:

  •
  unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities"); or

  •
  warrants to purchase debt securities ("debt warrants").

        The terms of the securities will be determined at the time of offering.

        We will refer to the debt securities and debt warrants, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the "offered securities." The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities."

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Act"), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT OR TERM SHEET

        This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet which may be in the form attached hereto as Exhibit A that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described above under the heading "Where You Can Find More Information."

        The prospectus supplement or term sheet to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

        For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

        We will issue debt securities in one or more series under an Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the "Trustee"). The Indenture may be supplemented from time to time.

        The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the Trustee performs certain administrative duties for us.

        The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under "Limitation on Liens" and "Merger and Consolidation." Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

        The specific terms of each series of debt securities will be described in the particular prospectus supplement or term sheet relating to that series. The prospectus supplement or term sheet may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement or term sheet relating to that particular series.

General

        The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

        The prospectus supplement or term sheet that will accompany this prospectus will describe the particular series of debt securities being offered by including:

  •
  the designation or title of the series of debt securities;

  •
  the total principal amount of the series of debt securities;

  •
  the percentage of the principal amount at which the series of debt securities will be offered;

  •
  the date or dates on which principal will be payable;

  •
  the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

  •
  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

  •
  the terms for redemption, extension or early repayment, if any;

  •
  the currencies in which the series of debt securities are issued and payable;

  •
  the provision for any sinking fund;

  •
  any additional restrictive covenants;

  •
  any additional Events of Default;

  •
  whether the series of debt securities are issuable in certificated form;

  •
  any special tax implications, including provisions for original issue discount;

  •
  any provisions for convertibility or exchangeability of the debt securities into or for any other securities, including into or for any securities of a third party;

  •
  whether the debt securities are subject to subordination and the terms of such subordination; and

  •
  any other terms.

        The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit's other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See "— Subordination" below.

        Unless the prospectus supplement or term sheet states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

        Payment of the purchase price of the debt securities must be made in immediately available funds.

        As used in this prospectus, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation, or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation, or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET 2) System, or any successor system, is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

        "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

        "Principal Financial Center" means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term "Principal Financial Center" means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

        In the event that the LIBOR Currency is the euro, the Principal Financial Center will be London.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Interest

        Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate ("Fixed Rate Notes") or a floating rate ("Floating Rate Notes," and Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as "Notes."). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency with which interest is payable. Unless otherwise specified in the prospectus supplement or term sheet relating to interest-bearing Notes, the following applicable terms will apply.

        Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

        The "Interest Payment Dates" for interest-bearing Notes with the stated payment frequencies will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

        Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.

        Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an "Interest Period").

Fixed Rate Notes

        Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the

Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.

Floating Rate Notes

        Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

  •
  the Commercial Paper Rate;

  •
  LIBOR;

  •
  the Federal Funds Rate;

  •
  the Prime Rate;

  •
  the Treasury Rate; or

  •
  another interest rate basis or formula.

        The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from (or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a "Maximum Interest Rate"), and a floor on the rate at which interest may accrue during any Interest Period, which floor may not be less than zero. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

        Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Ford Credit may appoint itself or an affiliate as calculation agent. Unless a different party is identified in the prospectus supplement or term sheet, The Bank of New York Mellon will be the calculation agent. In most cases, a Floating Rate Note will have a specified "Interest Reset Date," "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.

        Change of Interest Rate.    Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable prospectus supplement or term sheet.

        The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

        Date Interest Rate is Determined.    The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.

Index Maturity

        The prospectus supplement or term sheet for each Floating Rate Note will typically specify an "Index Maturity" for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., "Three Month LIBOR").

        Calculation Date.    The "Calculation Date," if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

        Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.

        Payment of Interest.    Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption or repurchase.

        Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.

        Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. The Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

        Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

        Calculation of Interest.    The interest rate basis for different types of Floating Rate Notes will be determined as follows.

        Commercial Paper Rate Notes.    The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading "Commercial Paper — Nonfinancial".

        The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

  •
  If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper — Nonfinancial."

  •
  If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

  •
  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

        "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

        LIBOR Notes.    The "LIBOR" for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service nominated by ICE Benchmark Administration Ltd. for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) ("Reuters Page LIBOR01") (or Bloomberg L.P.'s page "BBAM" or any other page as may replace such page on such service, any successor service or such other service as may be nominated as the information vendor for the purpose of displaying rates or prices comparable to LIBOR for U.S. dollar deposits) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

        The following procedure will be followed if LIBOR cannot be determined as described above:

  •
  The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent in consultation with Ford Credit to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR

    Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent in consultation with Ford Credit for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

        "LIBOR Currency" means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

        EURIBOR Notes.    The "EURIBOR" for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 (or any other page as may replace that page on that service) as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

        The following procedure will be followed if EURIBOR cannot be determined as described above:

  •
  EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent in consultation with Ford Credit: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

  •
  If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent in consultation with Ford Credit: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

  •
  If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

        Federal Funds Rate Notes.    The "Federal Funds Rate" will be calculated by reference to either the "Federal Funds (Effective) Rate", the "Federal Funds Open Rate" or the "Federal Funds Target Rate", as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), in accordance with the following provisions:

  •
  If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)," as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) ("Reuters Page FEDFUNDS1") under the heading "EFFECT," or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal funds (effective)."

  •
  The following procedure will be followed if "Federal Funds (Effective) Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  •
  If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) ("Reuters Page 5"), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. ("Bloomberg"), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

  •
  The following procedure will be followed if "Federal Funds Open Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  •
  If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) ("Reuters Page USFFTARGET=").

  •
  The following procedure will be followed if "Federal Funds Target Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

        Prime Rate Notes.    The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

        The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

  •
  If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

  •
  If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent in consultation with Ford Credit.

  •
  If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

        "Reuters Screen US PRIME 1" means the display on the Reuters 3000 Xtra Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) or such other recognized electronic source for the purpose of displaying prime rates or base lending rates of major United States banks.

        Treasury Rate Notes.    The "Treasury Rate" for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related prospectus supplement or term sheet under the caption "INVEST RATE" on the display on Reuters on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.

        The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

  •
  If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills (secondary market)."

  •
  If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

  •
  If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption "U.S. Government securities/Treasury bills/Secondary market" or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

  •
  If such rate is not published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

  •
  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

        "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Period.

Indexed Notes

        We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call "Indexed Notes," are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

        If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

        We may issue Renewable Notes ("Renewable Notes") which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

        The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.

        If a Renewable Note is represented by a global security, The Depository Trust Company ("DTC") or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

        We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole-year periods (each, an "Extension Period"), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.

        We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail or, if the Extendible Note is represented by a global security, send electronically (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an "Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the sending of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

        However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by sending or causing the Trustee (or paying agent) to send notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

        If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

          (1)   the Extendible Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

          (2)   a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority ("FINRA") or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

        If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Limitation on Liens

        If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a "Mortgage") any of its property or assets to secure indebtedness for borrowed money, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed 5 percent of Consolidated Net Tangible Assets (as defined in the Indenture) of Ford Credit and its consolidated subsidiaries in the aggregate at any one time outstanding and does not apply to:

  •
  certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

  •
  Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

  •
  Mortgages in favor of Ford Credit or any Restricted Subsidiary;

  •
  Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

  •
  deposits made in connection with pending litigation;

  •
  Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

  •
  Mortgages in connection with any Hedging Transaction (as defined in the Indenture);

  •
  Mortgages in connection with, or pursuant to, any Qualified Securitization Transaction (as defined in the Indenture); and

  •
  any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

        The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

        The Indenture defines an "Event of Default" as being any one of the following events:

  •
  failure to pay interest for 30 days after becoming due;

  •
  failure to pay principal or any premium for five business days after becoming due;

  •
  failure to make a sinking fund payment for five days after becoming due;

  •
  failure to perform any other covenant applicable to the debt securities for 90 days after notice;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other Event of Default provided in the prospectus supplement.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

        If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

        The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term "default" includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

        Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee security or indemnity satisfactory to it against expenses and liability. (Section 6.03.) If they provide this satisfactory indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture, subject to certain exceptions. (Section 5.12.)

Modification of the Indenture

        With certain exceptions, Ford Credit's rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than a majority in principal account of those debt securities affected by such modification (voting as a single class). No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

        The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

        Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

        While the debt securities are represented by one or more global certificates:

  •
  You will not be able to have the debt securities registered in your name.

  •
  You will not be able to receive a physical certificate for the debt securities.

  •
  Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

  •
  Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

  •
  You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

  •
  Because the debt securities will trade in DTC's Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

        A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

 DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.

General

        We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

  •
  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

  •
  whether such warrants will be issued in registered form or bearer form;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

        We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

        We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

        As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

        Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In compliance with guidelines of the FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

        In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' or agents' option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. "Naked" short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

LEGAL OPINIONS

        David J. Witten, who is Ford Credit's Assistant Secretary, has given an opinion about the legality of the securities. Mr. Witten owns shares of Ford common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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